Exhibit 4.5

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

October 17, 2012

among

CENCOSUD S.A.,

as Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Global Coordinator

J.P. MORGAN SECURITIES LLC,

as Bookrunner and Lead Arranger

i

SCHEDULES:

Schedule 1.01	—	Material Subsidiaries
Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 6.01(f)	—	Existing Liens

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Borrower’s New York Counsel
Exhibit B-2	—	Form of Opinion of Borrower’s Chilean Counsel
Exhibit C	—	Form of Guarantee
Exhibit D	—	Form of Promissory Note
Exhibit E	—	Form of Pledge Agreement
Exhibit F	—	Form of Disbursement Escrow Agreement
Exhibit G	—	Form of Escrow Pledge Agreement

CREDIT AGREEMENT dated as of October 17, 2012, among CENCOSUD S.A., a Chilean corporation (the “Borrower”), the LENDERS party hereto (the “Lenders”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to the Acquisition Agreement (as defined below), the Borrower will acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests in the Target Companies (as defined below);

WHEREAS, the Company has requested the Lenders to extend credit in the form of term loans on the Closing Date, in an aggregate principal amount of up to $2,500,000,000;

WHEREAS, upon satisfaction of the conditions precedent set forth in Section 4.01, the Lenders shall fund the Loans and the proceeds thereof shall be held in the Disbursement Escrow Account (as defined below) and upon the earlier of (i) satisfaction of the Acquisition Escrow Release Conditions and (ii) the Escrow Termination Date, the proceeds of the Escrow Account will be released and distributed in accordance with Section 2.07(c) or Section 4.02 hereof;

WHEREAS, in order to induce the Lenders to make loans hereunder, the Borrower is willing to cause certain of its Subsidiaries, including the Target Companies, to guarantee its obligations hereunder and to cause the Dutch Target Companies to pledge to the Administrative Agent for the benefit of the Lenders all the Acquired Colombian Shares (as defined below); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to enter into this Credit Agreement, and the Lenders and the Administrative Agent are willing to do so, all on terms and conditions herein set forth.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Colombian Shares” means all the issued and outstanding shares of capital stock of each of the Colombian Target Companies.

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Acquisition Agreement” means the Share Purchase Agreement to be entered into on or prior to the Closing Date, between the Purchaser and the Seller, together with all schedules, exhibits and disclosure letters related thereto. References herein to the Acquisition Agreement shall be deemed, except as otherwise provided herein, to mean the Acquisition Agreement in the last draft provided to the Lead Arranger and the Administrative Agent prior to the date hereof.

“Acquisition Escrow Agreement” means that certain escrow agreement to be entered into on or prior to the Closing Date among the Escrow Agent, the Borrower, and the Seller.

“Acquisition Escrow Account” means that certain interest bearing deposit account referred to as the “Second Escrow Account” under the Acquisition Escrow Agreement in the name of the Escrow Agent at ABN Amro into which, upon the occurrence of the Disbursement Escrow Release Date, the Disbursement Escrow Deposit Amount will be transferred by the Escrow Agent on such Closing Date, and held by the Escrow Agent until the earlier of (x) the Acquisition Escrow Release Date and (y) the Acquisition Escrow Termination Date.

“Acquisition Escrow Deposit Amount” means the Disbursement Escrow Deposit Amount transferred from the Disbursement Escrow Account to the Acquisition Escrow Account.

“Acquisition Escrow Release Conditions” means each of the conditions set forth in Section 4.03 and in the Escrow Agreement.

“Acquisition Escrow Release Date” means the date on which the Acquisition Escrow Release Conditions are satisfied or waived and the aggregate proceeds of the Acquisition Escrow Account are released therefrom to the Sellers, in accordance with the Acquisition Escrow Agreement, which date, in no event, shall be later than the Acquisition Escrow Termination Date.

“Acquisition Escrow Termination Date” means, unless the Acquisition Escrow Release Date has previously occurred, the date that is the earliest of (a) December 31, 2012, (b) the date on which the Acquisition Agreement shall terminate without the Acquisition being consummated, and (c) the date which the Borrower notifies the Administrative Agent in writing that the Acquisition Escrow Release Conditions shall not be met.

“Acquisition Termination Fee Event” means the occurrence of a termination of the Acquisition Agreement that results in a payment of a Termination Fee or Other Termination Fee (each as defined in the Acquisition Agreement) from the Acquisition Escrow Amount to the Seller.

“Act” has the meaning assigned to such term in Section 9.15.

“Adjusted EBITDA” means for any period, Net Income for such period plus (a) without duplication and in each case for the Borrower and its Consolidated Subsidiaries and to the extent deducted in determining Net Income for such period, the sum of: (i) Interest Expense for such period, (ii) income tax expense and employee profit sharing expenses for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any foreign exchange and monetary variation losses for such period, (v) any non-cash charges (other than the write-down of current assets) for such period and (vi) losses resulting from the elimination of price-level restatement of book-basis capital under IFRS, and minus (b) without duplication and in each case for the Borrower and its Consolidated Subsidiaries and to the extent included in determining Net Income, (i) any extraordinary and non-recurring gains and expenses and all non-cash items of income or losses for such period, (ii) interest income for such period, all determined in accordance with IFRS, (iii) increase in valuation of investment properties for such period and (iv) the value of negative goodwill associated with the acquisition by the Borrower of Johnson’s S.A.; provided that (A) “Adjusted EBITDA” of any Person acquired by the Borrower or any of its Subsidiaries during such period (determined on the same basis as Adjusted EBITDA is determined for the Borrower under this definition) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence of any indebtedness in connection therewith occurred as of the first day of such period) and (B) “Adjusted EBITDA” of any Person or line of business Disposed of by the Borrower or any of its Subsidiaries during such period (determined on the same basis as Adjusted EBITDA is determined for the Borrower under this definition) shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any indebtedness in connection therewith occurred as of the first day of such period), in both cases as determined in accordance to IFRS or according to information provided by independent auditors of the Borrower.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, notwithstanding the definition of “LIBO Rate”, the LIBO Rate for the purposes of clause (c) for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, (i) 1.50% per annum from and including the Effective Date to and including the 90th day after the Effective Date, (ii) 1.75% per annum from and including the 91st day after the Effective Date to and including the 180th day after the Effective Date; (iii) 2.00% per annum from and including the 181st day after the Effective Date to and including the 270th day after the Effective Date, (iv) 2.25% per annum from and including the 271st day after the Effective Date to and including the first anniversary of the Effective Date; and (v) thereafter, 2.75% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any Disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares), (b) any other assets of the Borrower or any of the Subsidiaries (except for (i) Dispositions permitted under Sections 6.04(a), (c) or (d), provided that the Disposition of, or contribution into a joint venture, or any other Person that is not a Subsidiary of the Borrower, of any financing or credit card business or unit of the Borrower or its Subsidiaries shall constitute an Asset Sale for purposes of Section 2.07 and (ii) Asset Sales for fair market value resulting in no more than $10,000,000 in cash proceeds in the aggregate during the term of this Agreement).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to and ending on the 10th day after the Effective Date.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banco Paris” means Banco Paris S.A.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Cencosud S.A., a Chilean corporation.

“Borrowing” means Loans made or continued on the same date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Santiago, Chile are authorized or required by law to remain closed; provided that, when used in connection with setting the Adjusted LIBO Rate or determining the Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Cash Equivalents” means, as at any date, for the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with IFRS, and as most recently reported to the SVS, the sum of (a) Efectivo y Equivalentes al Efectivo (cash and cash equivalents) and (b) Otros Activos Financieros Corrientes (other liquid investments).

“Cencosud Retail” means Cencosud Retail S.A., a Chilean corporation.

“Central Bank of Chile” means the Banco Central de Chile or any successor Governmental Authority in Chile.

“Change in Control” means (a) the occurrence of any of the following: the Paulmann Holders collectively shall cease to beneficially own, directly or indirectly, at least (i) 50% of the aggregate outstanding Equity Interests of the Borrower and (ii) 50% of the Borrower’s Voting Stock, or (b) the Borrower shall at any time no longer beneficially own, directly or indirectly, at least 75% of the outstanding Equity Interests and at least 75% of the Voting Stock of Cencosud Retail.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.14.

“Chile” means the Republic of Chile.

“Chilean Stamp Tax” has the meaning assigned to such term in Section 3.18.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), but which shall occur no later than October 25, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the personal property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means JPMCB or its successors in such capacity.

“Collateral Documents” means the Pledge Agreements, the Escrow Pledge Agreement and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Administrative Agent, for the benefit of Secured Parties, a Lien on any personal property of that Loan Party as security for the Obligations.

“Colombia” means the Republic of Colombia.

“Colombian Target Companies” means, collectively, Grandes Superficies de Colombia S.A., a Colombian corporation, and Atacadão de Colombia S.A.S. , a Colombian corporation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,500,000,000.

“Commitment Letter” means the Commitment Letter dated October 10, 2012, among the Borrower, JPMCB and J.P. Morgan Securities LLC.

“Commitment Reduction/Prepayment Event” means:

(a) any Debt Incurrence;

(b) any Equity Issuance; and

(c) any Asset Sale.

“Compendium” has the meaning assigned to such term in Section 3.03.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means at any date or for any period the Subsidiaries of the Borrower that are required to be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date or for such period, but excluding in any event Banco Paris and any other Subsidiaries principally engaged in banking activities even if the accounts of Banco Paris or such other banking Subsidiaries are required to be consolidated with those of the Borrower in accordance with IFRS.

“Consolidated Total Assets” means the total assets of the Borrower and its Consolidated Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with IFRS.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means the Obligations of the Borrower as they may exist from time to time, other than the Parallel Debt (as defined in Section 8.02(e)).

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.

“Credit Party” means the Administrative Agent or any other Lender.

“Debt Incurrence” means any incurrence of indebtedness for borrowed money by the Borrower or any of its Subsidiaries, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or an incurrence of loans under any loan or credit facility, other than (a) indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (b) capital leases, (c) purchase money indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, (d) local currency bilateral bank facilities of the Borrower and its Subsidiaries for working capital purposes in an aggregate principal amount of up to $200,000,000 (or its equivalent in any other currency) during the term of this Agreement, (e) Indebtedness of the Target Companies existing on the Acquisition Escrow Release Date permitted to remain outstanding on such date in accordance with the Acquisition Agreement, and (f) Refinancing Indebtedness.

“Debt to Net Worth Ratio” means, on any date of determination, the ratio of (a) Net Financial Debt to (b) the sum of (i) Net Worth and, without duplication, (ii) the amount of minority equity interests held in Persons other than the Borrower and its Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disbursement Escrow Account” means that certain interest bearing deposit account referred to as the “First Escrow Account” under the Disbursement Escrow Agreement in the name of the Escrow Agent at ABN Amro into which, at the request of the Borrower in accordance with Section 2.03(a), the proceeds of the Loans will be transferred by the Administrative Agent on the Closing Date, and held by the Escrow Agent until the earlier of (x) the Disbursement Escrow Release Date and (y) the Disbursement Escrow Termination Date.

“Disbursement Escrow Deposit Amount” means the amount of Euros to be transferred to the Disbursement Escrow Account for the account of Easy Colombia in accordance with clause (y) of the series of transfers to be made by the Administrative Agent in accordance with Section 2.03(a).

“Disbursement Escrow Agreement” that certain escrow agreement to be entered into on or prior to the Closing Date among the Escrow Agent, the Administrative Agent, the Purchaser, substantially in the form of Exhibit G hereto.

“Disbursement Escrow Release Conditions” means each of the conditions set forth in Section 4.02 and each of Escrow Release Condition 1, Escrow Release Condition 2, Escrow Release Condition 3 and Escrow Release Condition 4 set forth in the Disbursement Escrow Agreement.

“Disbursement Escrow Release Date” means the date on which the Escrow Release Condition 1 set forth in the Disbursement Escrow Agreement is satisfied and the aggregate proceeds of the Disbursement Escrow Deposit Amount transferred therefrom to the Acquisition Escrow Account, in accordance with the Disbursement Escrow Agreement, which date, in no event, shall be later than the Disbursement Escrow Termination Date.

“Disbursement Escrow Termination Date” means, unless the Disbursement Escrow Release Date has previously occurred, the date that is the earliest of (a) October 22, 2012, (b) the date on which the Sellers and the Borrower shall have abandoned the Acquisition, and (c) the date which the Borrower notifies the Administrative Agent in writing that the Disbursement Escrow Release Conditions shall not be met.

“Disposition” or “Dispose” means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower or any Subsidiary, other than:

(a) any disposition of Cash Equivalents;

(b) the making of any Restricted Payment that is permitted to be made, and is made, under Section 6.03; and

(c) any disposition of property or assets or issuance of securities (i) by a Subsidiary to the Borrower or (ii) by the Borrower or a Subsidiary to another Subsidiary.

“dollars” or “$” refers to lawful money of the United States of America.

“Dutch Target Companies” means, collectively, Colombia Holdings Alpha BV, Thalie BV, Calliope BV, Uranie BV and Coledim BV.

“Easy Colombia” means Easy Colombia S.A., a Colombian corporation.

“Effective Date” means the date of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares, and (c) sales or issuances of common stock of the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“Escrow Agent” means ABN Amro, as escrow agent under the Escrow Agreement, and its successor in such capacity.

“Escrow Agreement” means the Disbursement Escrow Agreement or the Acquisition Escrow Agreement, as the context may require.

“Escrow Pledge Agreement” means the Deed of Disclosed Pledge over Receivables among the Borrower, as pledgor, the Collateral Agent and the Escrow Agent, substantially in the form of Exhibit G hereto.

“Euro” mean the lawful currency introduced in accordance with the EMU Legislation of each state described in any EMU Legislation as a Participating Member State. As used herein, “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the Borrower’s financial statements submitted periodically to the SVS in accordance with IFRS.

“Governmental Authority” means the government of the United States of America or Chile, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreement” means the unconditional Guarantee by each of the Guarantors of all of the Borrower’s obligations under this Agreement, in the form of Exhibit C.

“Guaranty Joinder” has the meaning set forth in the Guaranty Agreement.

“Guarantors” means Cencosud Retail and each of the Target Companies.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the accounting principles known as the “International Financial Reporting Standards” adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all net obligations under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (h) all Guarantees by such Person of Indebtedness of others, (i) all Capital Lease Obligations of such Person, (j)

all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to it in Section 9.13.

“Intangible Assets” means, with respect to any Person and as of any date of determination, the assets of such Person that are properly classified as intangible assets or the equivalent concept in Spanish, in accordance with the regulations of the Superintendencia de Bancos e Instituciones Financieras and IFRS.

“Interest Election Request” means a request by the Borrower to continue a Borrowing in accordance with Section 2.03(b).

“Interest Expense” means, for a period consisting of the most recently ended four consecutive fiscal quarters reported to the SVS, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with IFRS, the aggregate interest expense for such period with respect to all outstanding indebtedness of the Borrower, which shall be determined as the difference between the account entry “costos financieros” set forth in the Borrower’s consolidated financial statements and the account entry “ingresos financieros”; provided that if at any time the Borrower is required to consolidate the accounts of Banco Paris or other Subsidiaries engaged in banking activities pursuant to IFRS, the Borrower shall exclude Banco Paris and any other such Subsidiaries from its consolidation of accounts.

“Interest Payment Date” means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of a Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“JPMCB” means JPMorgan Chase Bank, National Association and its successors.

“Lead Arranger” means J.P. Morgan Securities LLC and its successors in such capacity.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Net Financial Debt on such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“LIBO Rate” means, for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period, except with respect to the Interest Period commencing on the Closing Date, for which the applicable “LIBO Rate” will be determined by the Administrative Agent acting in good faith (whether or not in a manner consistent with this definition); provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period; provided that in no event shall the LIBO Rate be less than zero. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Collateral Documents, any Promissory Notes (including, after the execution and delivery thereof, any endorsement (avales) of Cencosud Retail) executed and delivered pursuant to Section 2.06(e), and any other document executed in connection with this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation T, U or X of the Board.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (x) the business, assets, property, or condition (financial or otherwise) of the Borrower, the Target Companies and their respective Subsidiaries, taken as a whole; provided that for purposes of the Specified Representations and as such term is used in Section 4.01(c) and for purposes of Section 4.01(i), this clause (x) shall be deemed to refer to the Borrower and its Subsidiaries (other than the Target Companies and their subsidiaries), taken as a whole, or (y) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, on any date, Cencosud Retail and any other Subsidiary (x) whose revenues represent more than 10% of the gross revenues of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with IFRS) and/or (y) whose assets represent more than 10% of Consolidated Total Assets; provided that the Material Subsidiaries, taken as a whole, shall at all times represent at least 80% of (i) the gross revenues of all of the Subsidiaries in the aggregate and (ii) the total assets of all of the Subsidiaries in the aggregate, in each case determined on a consolidated basis without duplication in accordance with IFRS and as reflected in the most recent financial statements delivered pursuant to Section 5.01 prior to such date and, if necessary to meet the preceding requirements of this proviso, the Borrower shall (from time to time) designate in writing to the Administrative Agent one or more additional Subsidiaries as Material Subsidiaries in order to satisfy such requirements. Schedule 1.01 sets forth the Material Subsidiaries as of the Effective Date. Notwithstanding the foregoing, as used in clauses (h), (i) and (j) of Article VII, “Material Subsidiary” shall mean (i) a “Material Subsidiary” determined as set forth in the first sentence of this definition, but with “2.5%” substituted for “10%” in each of the places in which it appears in clauses (x) and (y) therein and (ii) any group of Subsidiaries that, taken together as a single Subsidiary, would constitute a “Material Subsidiary” pursuant to clauses (x) and (y) of the first sentence of this definition.

“Maturity Date” means April 17, 2014 (or, if such day is not a Business Day, the next preceding Business Day).

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Financial Debt” means, as of any date of determination: (a) the aggregate principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with IFRS, of the type referred to in clauses (a), (b), (c), (d), (e), (f) and (i) thereof, but in each case if and to the extent that the foregoing (other than letters of credit) appears or is required to be accounted for as a liability upon a balance sheet (excluding contingencies disclosed solely in the footnotes thereto) of the Borrower and its Consolidated Subsidiaries prepared in accordance with IFRS, minus (b) the sum, determined for the Borrower and its Consolidated Subsidiaries, of (i) all unrestricted cash and Cash Equivalents (current and non-current) and (ii) Otros Activos Financieros No Corrientes (other non-current investments), without duplication with clause (f) of the definition of “Indebtedness”, as most recently reported to the SVS for the Borrower and its Consolidated Subsidiaries on a consolidated basis (but excluding in any event Banco Paris or other banking Subsidiary excluded from the definition of “Consolidated Subsidiaries” even if included in such report).

“Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with IFRS.

“Net Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with IFRS, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in a maximum aggregate amount of $50,000,000 during the term of this Agreement in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180-days of receipt of such proceeds; and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, then such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 180 day period, at which time such proceeds shall be deemed to be Net Proceeds; except that (I) the cash proceeds from sales of accounts receivable in the ordinary of course of business (subject to the maximum aggregate reinvestment amount for all Asset Sales set forth in clause (x) above) may be reinvested solely in working capital of the Borrower and its Subsidiaries; and (II) cash proceeds from any Disposition of, or contribution into a joint venture, or any other Person that is not a Subsidiary of the Borrower, of any financing or credit card business or unit of the Borrower or its Subsidiaries may not be reinvested under the foregoing proviso; and (b) with respect to any Debt Incurrence or Equity Issuance, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred by the Borrower or, if applicable, any Subsidiary, in connection therewith.

“Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries at such date, in each case determined on a consolidated basis in accordance with IFRS, the sum of the par amounts of capital stock, capital in excess of par or stated value of shares of stock, retained earnings and any other account which constitutes stockholders’ equity, but excluding any treasury stock.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Administrative Agent or the Lenders or any of them under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

“Parallel Debt” has the meaning specified in Section 8.02(e).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Paulmann Family Entity” means any trust or entity 100% owned and Controlled by or established for the sole benefit of, or the estate of, Horst Paulmann Kemna or his spouse or lineal descendants.

“Paulmann Holder” means (a) Horst Paulmann Kemna or any of his spouse or lineal descendants or (b) a Paulmann Family Entity.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means each of the pledge agreements entered into among the Dutch Target Companies, as grantors, and the Administrative Agent for the benefit of the Secured Parties in respect of the Acquired Colombian Shares and the other collateral referred to therein, substantially in the form attached hereto as Exhibit E.

“Pledged Stock” means the Acquired Colombian Shares and any other shares of capital stock issued in replacement or substitution of the Acquired Colombian Shares.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning assigned to such term in Section 9.10(c).

“Promissory Note” means a promissory note (which shall constitute a pagaré (titulo ejecutivo) under Chilean law) evidencing Loans, in the form of Exhibit D, delivered pursuant to Section 2.06(e).

“Purchaser” means the Borrower and/or one of its wholly owned Subsidiaries identified as the “Purchaser” in the Acquisition Agreement.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Refinancing Indebtedness” means Indebtedness constituting a refinancing, refunding, renewal, modification or extension of Indebtedness outstanding on the Effective Date (the “Refinanced Indebtedness”) that (a) has an aggregate outstanding principal amount or accreted value, if applicable, not greater than the aggregate principal amount or accreted value, if applicable, of such Refinanced Indebtedness outstanding at the time of such refinancing or extension except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, modification or extension and by an amount equal to any existing commitments unutilized thereunder and (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Refinanced Indebtedness.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the sum of the total Credit Exposure; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower, shall be disregarded.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“S&P” means Standard & Poor’s.

“Sanctions” has the meaning assigned to such term in Section 3.15.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party” means each of the Administrative Agent, the Collateral Agent and the Lenders.

“Sellers” means Carrefour Nederland B.V., a company incorporated under the laws of the Netherlands, and Carrefour S.A., a company incorporated under the laws of the French Republic.

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(ii), 3.03(iii), 3.04(a), 3.07, 3.08, 3.15, 3.16, 3.17, 3.19 and 3.20, but only insofar as they relate to the Borrower and its Subsidiaries (other than the Target Companies and their subsidiaries).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For purposes of any representations and warranties made herein prior to the consummation of the Acquisition, the term “Subsidiary” shall not include any of the Target Companies or their respective Subsidiaries.

“SVS” means the Superintendencia de Valores y Seguros de Chile (Chilean Securities Commission).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Target Companies” means, collectively, the Colombian Target Companies and the Dutch Target Companies.

“Tax Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“The Netherlands” means the Kingdom of the Netherlands.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Acquisition Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, and (c) the payment of related fees and expenses.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Voting Stock” of any Person as of any date means the Equity Interests in such Person that are ordinarily entitled to vote in the election of the board of directors of such Person.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to lend to the Borrower on the Closing Date, in dollars such Lender’s pro rata share of the principal amount requested in a Borrowing Request pursuant to Section 2.03, not to exceed such Lender’s Commitment. None of the Loans are revolving in nature, and amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Borrowing shall be comprised entirely of Eurodollar Loans. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000.

SECTION 2.03. Requests for Borrowings; Interest Period Elections.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or telecopy not later than 8:00 a.m., New York City time, on the date of the proposed Borrowing. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the amount corresponding to the Chilean Stamp Tax due thereunder;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vi) the information of the accounts established by each of Cencosud Internacional Ltda. and Easy Colombia maintained with the Administrative Agent in New York City.

The Borrowing Request shall contain an instruction from the Borrower to the Administrative Agent to transfer an amount equal to the proceeds of the Loans minus the amount specified in the Borrowing Request in accordance with clause (ii) above (x) from the account specified in the Borrowing Request in accordance to clause (v) above to the accounts of each of the Borrower’s Subsidiaries set forth in clause (vi) above and in the order specified therein, (y) from the account specified therein of Easy Colombia to an account of JPMCB for purposes of the conversion of such proceeds of the Loans into Euros, and (y) upon conversion of such amount into Euros, from the account of Easy Colombia S.A. to the Disbursement Escrow Account. Such instruction shall be irrevocable and shall not be modified without the Administrative Agent’s written consent.

The Borrowing of the Loans on the Closing Date shall be deemed an express and irrevocable authorization from the Borrower to the Administrative Agent to withhold from the proceeds of the Loan the amount of the Chilean Stamp Tax due thereunder in its equivalent in Chilean pesos to apply such amount to pay the Chilean Stamp Tax for the account and on behalf of the Borrower to Chile’s Tesorería General de la República (or any other Chilean agency or governmental body that may substitute or succeed it).

If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Each Borrowing shall have an initial Interest Period as specified in such Borrowing Request and, thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section; provided that until the earlier of (i) the successful completion of the syndication of the facility under this Agreement, as notified in writing by the Lead Arranger to the Borrower, and (ii) the date that is six months after the Effective Date, the Borrower shall only be entitled to elect Interest Periods of one month’s duration.

(iii) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone not later than 11:00 a.m., New York City time, three Business Days before the end of the then current Interest Period. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(iv) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(A) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(B) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(v) In the event the Borrower elects to change the Interest Period as provided herein, it shall deliver to the Administrative Agent, concurrently with the written Interest Election Request, an executed allonge (hoja de prolongación) to the executed Promissory Notes in terms satisfactory to the Administrative Agent, with its signatures authorized by a Notary Public, amending the Interest Period set forth in the Promissory Notes to be consistent with the new Interest Period elected.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, on the Closing Date to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Alternate Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate automatically at 5:00 p.m., New York City time on the last day of the Availability Period.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(c) Any unused portion of the Commitments shall automatically terminate upon the making of the Loans on the Closing Date.

(d) In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 2.05(a), 2.05(b) or 2.05(c), any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, on the day of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net

Proceeds (together with a reasonably detailed calculation thereof), and (ii) the Commitments will be automatically and permanently reduced by the amount of such Net Proceeds (or, if less, the aggregate amount of the Commitments then in effect), such reduction to be effective on the day on which such Net Proceeds are received.

(e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.06. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Loan as follows: (i) an amount equal to 50% of the amount of the Loans disbursed on the Closing Date, on October 17, 2013, and (ii) and the entire unpaid balance of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Promissory Note, endorsed (por aval) by Cencosud Retail. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent, which shall be duly endorsed (por aval) by Cencosud Retail by means of an allonge (hoja de prolongación) in the form included in Exhibit D, as soon as the required corporate approvals have been obtained in accordance with Section 5.11. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes, endorsed (por aval) by Cencosud Retail after the required corporate approvals have been obtained, payable to the order of the payee named therein (or, if such Promissory Note so provides, to such payee and its registered assigns).

SECTION 2.07. Prepayment of Loans. (a) The Borrower may upon at least three Business Days’ notice to the Administrative Agent, prepay any Loans, in whole or in part, in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 in the case of partial prepayments, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) In the event and on each occasion that, after the Closing Date, any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, on the date of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Business Days after such Net Proceeds are received, the Borrower shall prepay Loans in an amount equal to such Net Proceeds (or, if less, the aggregate amount of the Loans then outstanding), together with accrued interest thereon to the date of prepayment.

(c) Subject to Section 2.07(h), upon the occurrence of the Disbursement Escrow Termination Date, the entire outstanding principal amount of the Loans shall become due and payable together with accrued and unpaid interest thereon, and the Borrower shall cause the Purchaser to instruct the Escrow Agent to transfer to an account designated by the Administrative Agent the entire Disbursement Escrow Deposit Amount. To the extent that the Disbursement Escrow Deposit Amount is not sufficient to pay the full amount of the Obligations that shall become due and payable on the Disbursement Escrow Termination Date, the Borrower shall pay the Administrative Agent any deficiency on such date.

(d) Subject to Section 2.07(h), upon the occurrence of the Acquisition Escrow Termination Date:

(i) The Borrower shall pay to the Administrative Agent an amount equal to the portion of the Acquisition Escrow Deposit Amount that the Purchaser shall be entitled to claim from the Escrow Agent in accordance with the Acquisition Escrow Agreement, which shall be applied to the prepayment of the outstanding principal amount of the Loans (or a portion thereof) together with accrued and unpaid interest thereon, and the Borrower shall cause the Purchaser to instruct the Escrow Agent to transfer to an account designated by the Administrative Agent such portion of the Acquisition Escrow Deposit Amount. Subject to clause (ii) of this Section 2.07(d) below, to the extent that the portion of the Acquisition Escrow Deposit Amount that the Purchaser shall be entited to claim from the Escrow Agent in accordance with the Acquisition Escrow Agreement is not sufficient to pay the full amount of the Obligations that shall become due and payable on the Acquisition Escrow Termination Date, the Borrower shall pay the Administrative Agent any deficiency on such date.

(ii) If and the extent that the portion of the Acquisition Escrow Deposit Amount that the Purchaser shall be entited to claim from the Escrow Agent in accordance with the Acquisition Escrow Agreement is not sufficient to pay the full amount of the Obligations that shall become due and payable on the Acquisition Escrow Termination Date as a result of the occurrence of an Acquisition Termination Fee Event, the Borrower shall pay the Administrative Agent the portion of the outstanding principal amount that remains outstanding after the prepayment of the Loans required by clause (i) of this Section 2.07(d) shall have been made, together with accrued and unpaid interest thereon and any other amounts that are due and payable under the Loan Documents on such date, on the date that is six months after the Acquisition Escrow Termination Date.

(e) Subject to Section 2.07(h), if the Purchaser shall have received any distributions from the Escrow Agent under either Escrow Agreement (other than as contemplated under Section 2.07(c), or (d) above) on any other date, the Borrower shall pay such amounts received to the Administrative Agent to be applied to the prepayment of the outstanding principal amount of the Loans (or a portion thereof) together with accrued and unpaid interest thereon.

(f) All prepayments of Loans shall be applied first to the principal amortization payment set forth in Section 2.06(a)(i) and second to the balance due on the Maturity Date. Each such prepayment shall be applied to prepay ratably the relevant Loans of the several Lenders. Prepayment of a Eurodollar Loan on any day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11.

(g) Upon receipt of a notice of prepayment pursuant to Section 2.07(a) or (b), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

(h) For the avoidance of doubt, any payment received pursuant to Section 2.07(c), (d) or (e) in any currency other than U.S. dollars shall be subject to the provisions of Section 9.17.

SECTION 2.08. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn commitment fee which shall accrue at a rate equal to 35% of the Applicable Margin in effect from time to time on the average daily amount of the undrawn Commitment of such Lender, which fee shall accrue during the period from October 17, 2012 (but only if the Closing Date shall not have occurred on or prior to such date) to but excluding the date on which such Commitment terminates. The accrued commitment fees, if any, shall be payable on the earlier of the Closing Date and the date of termination or expiration of the Commitments.

(b) If any Loans have not been repaid in full in cash on or prior to:

(i) the 181th day after the Effective Date, a fully earned and non-refundable duration fee equal to 0.15% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender pro rata in accordance with its Applicable Percentage;

(ii) the 271th day after the Effective Date, a fully earned and non-refundable duration fee equal to 0.20% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender pro rata in accordance with its Applicable Percentage;

(iii) the 361st day after the Effective Date, a fully earned and non-refundable duration fee equal to 0.25% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender pro rata in accordance with its Applicable Percentage; and

(iv) the 451st day after the Effective Date, a fully earned and non-refundable duration fee equal to 0.35% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender pro rata in accordance with its Applicable Percentage.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower shall pay the Lead Arranger or the Administrative Agent, as applicable, all fees and other amounts payable in connection with the occurrence of the Closing Date, not later than one Business Day after the Closing Date.

(e) The undrawn commitment fees payable pursuant to Section 2.08(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f) Except for the fees set forth in Section 2.08(d), all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the commitment fees and duration fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.09. Interest. (a) The Loans comprising each Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (ii) in the case of any other amount, 2% plus the Applicable Margin plus the Alternate Base Rate.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.12. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Tax applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative

Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.13. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.10, 2.11 or 2.12, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.10, 2.11, 2.12, and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.13(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(a); and

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes (and each other Loan Document, when executed and delivered in accordance with its terms, will be) a legal, valid and binding obligation of the Borrower (or, in the case of the Guaranty Agreement, Cencosud Retail), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other third party, except (A) the delivery by the Borrower, pursuant to the provisions of Chapter XIV of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile (the “Compendium”) and pursuant to the procedure set forth in Chapter XIV of the Procedure and Information Forms Manual of the Compendium, to a commercial bank of a report of the financial terms and conditions of the Loan Documents and other amounts payable pursuant to the Loan Documents, and the principal repayment and interest payment schedule thereof for further delivery by the commercial bank to the Central Bank of Chile, (B) such as have been obtained or made and are in full force and effect, (C) filings and notifications by the Borrower to the Central Bank of Chile in the event that the Borrower makes a payment from Chile and/or receives foreign currency from countries other than Chile in accordance with the Loan Documents through the Chilean Formal Exchange Market (in which case certain information must be provided to the participating institution in the Chilean Formal Exchange Market in order to acquire and remit foreign currency abroad and/or to receive foreign currency from countries other than Chile) and (D) an official Spanish translation of the Loan Documents is required to bring an action thereon in the courts of Chile, (ii) will not violate any applicable law or regulation (including regulations of the Central Bank of Chile) or the charter, by-laws or other organizational documents of the Borrower or any Material Subsidiary or any order of any Governmental Authority (including the Central Bank of Chile), (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Material Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Material Subsidiary, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Material Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (A) consolidated balance sheets and statements of income, stockholders equity and cash flows for the Borrower and Cencosud Retail, as of and for the fiscal years ended December 31, 2009, 2010 and 2011, reported on by PricewaterhouseCoopers, independent public accountants, and (B) consolidated unaudited balance sheets and statements of income, stockholders equity and cash flows for the Borrower and Cencosud Retail, as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2012, certified by the Borrower’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such period in accordance with IFRS.

(b) Since December 31, 2011, there has been no material adverse change in the business, assets, property, or condition (financial or otherwise), of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Borrower and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and each Material Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Each of the Borrower and each Subsidiary is in compliance with (i) all laws, rules, regulations and orders of any Governmental Authority (including without limitation Environmental Laws, and laws with respect to social security and pension or retirement fund obligations) applicable to it or its property, and (ii) all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. None of the Borrower, Cencosud Retail or any Material Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Ownership of Properties; Liens. The Borrower and each Material Subsidiary has good record and marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear of all Liens, except Liens permitted under Section 6.01.

SECTION 3.10. Taxes. Each of the Borrower and each Material Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Intellectual Property. The Borrower and its Material Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses. Except as disclosed by the Borrower in writing from time to time to the Administrative Agent and the Lenders, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such Subsidiary’s parent company therein.

SECTION 3.13. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Material Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and taken as a whole) contains (or if delivered after the Effective Date, shall contain, when delivered) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.14. Foreign Exchange Regulations; Immunity; Enforcement. The Borrower has complied with all foreign exchange regulations, if any, and has made all necessary filings, the failure of which might affect any payment to be made under the Loan Documents, and there are no foreign exchange restrictions in effect in Chile which would adversely affect any payment to be made under the Credit Agreement. Under the laws of Chile, with respect to the execution, delivery and performance of this Agreement, the Borrower is subject to private commercial law and to suit, and neither it nor its properties have any immunity from the jurisdiction of any court or legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

SECTION 3.15. OFAC; Patriot Act; Sanctions To the extent applicable, the Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Borrower nor any Subsidiary, or any director or officer of the Borrower or any Subsidiary is a Person that is, or is controlled by Persons that are: (i) the subject of any sanctions (A) administered by OFAC, the European Union, Her Majesty’s Treasury or the United Nations Security Council or (B) pursuant to the U.S. Iran Sanctions Act, as amended (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Belarus, Burma/Myanmar, Democratic Republic of Congo, Cote D’Ivoire (Ivory Coast), Cuba, Eritrea, Iran, Iraq, Lebanon, Libya, Liberia, North Korea, Sierra Leone, Somalia, Sudan, Syria and Zimbabwe).

SECTION 3.16. Federal Reserve Regulations. (a) None of the Borrower or any Material Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan have been or will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X of the Board.

SECTION 3.17. Rank of Debt. Except for Liens permitted under Section 6.01 and any obligations in respect of employee compensation and benefits and taxes and other obligations having priority under applicable laws but which are immaterial in the aggregate to the Borrower and its Subsidiaries, taken as a whole, the obligations of the Borrower under this Agreement to pay any and all amounts due hereunder will rank at least pari passu in right of payment with all other present or future unsecured, unsubordinated indebtedness of the Borrower.

SECTION 3.18. Legal Form. Each Loan Document is (or, in the case of any Notes, will be when executed) in proper legal form under the laws of Chile for the enforcement thereof in accordance with its terms against the Borrower under such laws. The Guaranty Agreement, when executed will be in proper legal form under the laws of Chile, Colombia and the Netherlands, for the enforcement thereof in accordance with its terms under such laws against each Guarantor organized under the laws of each such jurisdiction, respectively. To ensure the legality, validity, enforceability or admissibility into evidence in Chile of this Agreement, it is not necessary that this Agreement or any other Loan Document be filed or recorded with any Governmental Authority in Chile (except for the (i) preparation of an official translation into Spanish of this Agreement by an approved translator, (ii) authorization by a notary public, (iii) consularization and legalization by the Chilean Ministry of Foreign Relations, and (iv) payment of a stamp tax to Chile’s Tesorería General de la República (or any other Chilean agency or governmental body that may substitute or succeed it) in an amount based on the principal amount and duration of the Loans, assuming for this purpose that the Loans therein remain outstanding and are repaid on the Maturity Date (the “Chilean Stamp Tax”), each in the manner prescribed by Chilean law).

SECTION 3.19. Pledged Stock. (a) The Pledge Agreements, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, fully and prior perfected and enforceable security interest in the Collateral.

SECTION 3.20. Solvency. After giving pro forma effect to the Acquisition on the Closing Date, (a) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on their debts, on a consolidated basis, as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their collective businesses, taken as a whole, as now conducted and as proposed to be conducted immediately following the Effective Date, and (d) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, on or immediately following the Effective Date, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured. For the purposes of this Section 3.20, (i) the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and (ii) it is assumed that the Indebtedness and the other obligations incurred under and in connection with this Agreement will come due in the amounts and on the dates set forth in Section 2.06(a).

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and incumbency of the officers acting on its behalf, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c) The Specified Representations shall be true and correct in all material respects on and as of the date of such Borrowing.

(d) At the time of and immediately after giving effect to such Borrowing, no Default with respect to the Specified Representations shall have occurred and be continuing.

(e) [Reserved]

(f) All governmental and third party approvals necessary in connection with this Agreement and the Transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries (including the Target Companies and their subsidiaries) shall have been obtained and be in full force and effect.

(g) The Lenders shall have received (i) audited consolidated financial statements of each of the Borrower and Cencosud Retail for the three most recent fiscal years ended prior to the Closing Date, (ii) unaudited interim consolidated financial statements of each of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries, including the Target Companies and its subsidiaries, as of and for (A) the most recently completed fiscal year prepared after giving pro forma effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(h) There shall not have occurred any event, development or circumstance, including any action, investigation, litigation or proceeding in any court or before any arbitrator or governmental authority, that has had or could reasonably be expected to have a Material Adverse Effect.

(i) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Milbank Tweed, Hadley & McCloy LLP, New York counsel for the Borrower and Philippi Abogados, Chilean counsel for the Borrower and Cencosud Retail, of, substantially in the form of Exhibit B-1 and Exhibit B-2, respectively, and covering such matters relating to the Borrower, this Agreement, the Guaranty Agreement, the Pledge Agreements or the Transactions as the Administrative Agent and the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(j) The Administrative Agent shall have received irrevocable instructions and authorization from the Borrower to withhold from the Loans the necessary funds to pay the Chilean Stamp Tax applicable thereto in accordance with Section 2.03 of this Agreement.

(k) Each Lender, as applicable, shall have received a duly executed Promissory Note with respect to such Loan.

(l) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (c) and (d) of this Section.

(m) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Acquisition and the other Transactions, are in compliance with the conditions set forth in clauses (a) through (d) of Section 3.20.

(n) The Administrative Agent shall have received from each of Easy Colombia and the Escrow Agent (i) counterparts of the Disbursement Escrow Agreement signed on behalf of each such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such agreement) that such party has signed a counterpart of such agreement.

(o) The Lenders shall have received prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on October 25, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

The Borrowing of the Loans on the Closing Date shall be deemed to constitute a representation and warranty by the Borrower that all the representations and warranties set forth in this Agreement are true and correct in all material respects as of such date.

SECTION 4.02. Conditions to Disbursement Escrow Release Date. The release of the Disbursement Escrow Deposit Amount from the Disbursement Escrow Account and the occurrence of the Disbursement Escrow Release Date is subject to the satisfaction of the Disbursement Escrow Release Conditions in accordance with the Disbursement Escrow Agreement (or waiver in accordance with Section 9.02) prior to the occurrence of the Disbursement Escrow Termination Date.

The Administrative Agent shall notify the Lenders of the Disbursement Escrow Release Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, in each case, without any pending draw, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows for each of the Borrower and Cencosud Retail as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries or Cencosud Retail and its Consolidated Subsidiaries, respectively, on a consolidated basis in accordance with IFRS consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows for the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries, on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) prior to the disbursement of the Loans on the Closing Date, an unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of June 30, 2012 for the Borrower and its Consolidated Subsidiaries (including the Target Companies and their respective subsidiaries), prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date, which pro forma financial statements will have been prepared in good faith by the Borrower, based on the assumptions believed by the Borrower on the date of delivery thereof and on the Closing Date to be reasonable, and based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.07 and 6.08 and (iii) stating whether any change in IFRS or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SVS, the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(g) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(h) promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Material Subsidiary, or any audit of any of them; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Material Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the execution of the Acquisition Agreement together with a complete copy thereof upon the occurrence of the Disbursement Escrow Release Date;

(d) the termination of the Acquisition Agreement, any Escrow Agreement, the occurrence of the Acquisition Escrow Release Conditions, the determination by the Borrower that the Disbursement Escrow Release Conditions or Acquisition Escrow Release Conditions shall not be met, the receipt of any payments from the Escrow Agent or notice that any such payment shall be made, and any material dispute with the Sellers or the Escrow Agent relating to any of the foregoing; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Guarantor and each other Material Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with (i) all laws, rules, regulations and orders of any Governmental Authority (including without limitation, OFAC, Environmental Laws, and laws with respect to social security and pension or retirement fund obligations) applicable to it or its property and (ii) all Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will only be used to finance the purchase price of 100% of the outstanding shares of capital stock of the Target Companies and pay the Chilean Stamp Tax and the fees and expenses related thereto. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X of the Board.

SECTION 5.09. Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10. Pari Passu Status. The Borrower will cause the obligations under this Agreement to rank at all times at least pari passu with all other present and future unsecured indebtedness of the Borrower and its Subsidiaries.

SECTION 5.11. Post-Closing Obligations

(a) The Borrower will cause the Guaranty Agreement to be executed and delivered by Easy Colombia as promptly as practicable an in any event not later than two Business Days after the Effective Date. Together therewith, the Borrower shall cause Easy Colombia to deliver to the Administrative Agent (i) all documents the Administrative Agent may reasonably request relating to the existence of Easy Colombia, the corporate authority for and the validity of the Guaranty Joinder and the Guaranty Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, (ii) favorable written opinions (addressed to the Administrative Agent and the Lenders) of Milbank Tweed, Hadley & McCloy LLP, New York counsel for the Loan Parties, and Posse Herrera & Ruiz, Colombian counsel for the Loan Parties, satisfactory in form and substance to the Administrative Agent and its counsel, and covering such matters relating to Easy Colombia and the Loan Documents as the Administrative Agent and the Lenders shall reasonably request, and (iv) such other documents required pursuant to the Guaranty Joinder.

(b) The Borrower will cause the Guaranty Agreement to be executed and delivered by Cencosud Retail as promptly as practicable an in any event not later than 40 days after the Effective Date. Together therewith, the Borrower shall cause Cencosud Retail to deliver to the Administrative Agent (i) all documents the Administrative Agent may reasonably request relating to the existence of Cencosud Retail, the corporate authority for and the validity of the Guaranty Joinder (as defined in the Guaranty Agreement) and the Guaranty Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, (ii) duly executed endorsements (avales) in respect of each Promissory Note then outstanding, to the extent made available by the Lenders to Cencosud Retail for purposes of such endorsement (aval), (iii) favorable written opinions (addressed to the Administrative Agent and the Lenders) of Milbank Tweed, Hadley & McCloy LLP, New York counsel for the Loan Parties, and of Philippi Abogados, Chilean counsel for the Borrower and Cencosud

Retail, satisfactory, in form and substance to the Administrative Agent and its counsel, and covering such matters relating to Cencosud Retail and the Loan Documents as the Administrative Agent and the Lenders shall reasonably request, and (iv) such other documents required pursuant to the Guaranty Joinder.

(c) The Borrower will cause the Guaranty Agreement to be executed and delivered by each of the Target Companies and the Pledge Agreements to be executed by each of the Target Companies identified as party in the form of Pledge Agreement as promptly as practicable an in any event not later than 30 days after the Acquisition Escrow Release Date. Together therewith, the Borrower shall cause each Target Company to deliver to the Administrative Agent (i) all documents the Administrative Agent may reasonably request relating to the existence of each the Target Companies, the corporate authority for and the validity of the Guaranty Joinder, the Guaranty Agreement and each Pledge Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, (ii) favorable written opinions (addressed to the Administrative Agent and the Lenders) of Milbank Tweed, Hadley & McCloy LLP, New York counsel for the Loan Parties, Brauw Blackstone Westbroek N.V., Dutch counsel for the Loan Parties, and Posse Herrera & Ruiz, Colombian counsel for the Loan Parties, satisfactory in form and substance to the Administrative Agent and its counsel, and covering such matters relating to the Target Companies and the Loan Documents as the Administrative Agent and the Lenders shall reasonably request, and (iii) such other documents required pursuant to the Guaranty Joinder.

SECTION 5.12. Further Assurances. (a) The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Pledge Agreements.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, in each case, without any pending draw, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that such Person has posted a bond or other security in accordance with (and to the extent required by) applicable law or has established adequate reserves with respect to the contested items in accordance with IFRS;

(b) Liens, privileges or charges imposed by law, such as unemployment insurance and other types of social security, and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that the Borrower or such Subsidiary has posted a bond or other security in accordance with (and to the extent required by) applicable law or has established adequate reserves with respect to the contested items in accordance with IFRS;

(c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) Liens or deposits to secure the performance of bids, tenders, trade or government contracts, leases, concessions, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments and other similar minor encumbrances, defects or irregularities in title which do not, individually or in the aggregate, (i) secure any Indebtedness, (ii) materially detract from the value of the real estate to which it relates or (iii) materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens existing on the Effective Date and described in Schedule 6.01(f); provided that (i) no such Lien shall extend to or cover other assets or property of the Borrower or its Subsidiaries other than the respective assets or property encumbered by such Lien on the Effective Date and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of the obligations secured thereby;

(g) Liens on any property or asset acquired after the Effective Date and existing prior to the acquisition thereof by the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the Effective Date that exists prior to the time such Person becomes a Subsidiary of the Borrower; provided, however, that (i)such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be (ii) such Lien will not apply to any other property of the Borrower or any of its Subsidiaries and, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(h) Liens on fixed or capital assets acquired (including real estate), constructed or improved by the Borrower or any of its Subsidiaries; provided that (i) such Liens and the Indebtedness secured thereby are incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iii) the aggregate principal amount of Indebtedness secured by such Liens permitted by this clause (h) shall not exceed at any time outstanding $25,000,000 at such time, and (iv) such Liens will not apply to any other property of the Borrower or any of its Subsidiaries;

(i) banker’s liens and rights of set-off relating to deposit accounts; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board, and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(j) Liens securing judgments not constituting an Event of Default under Article VII;

(k) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or other obligations secured by any Lien permitted by any of the clauses (f), (g) or (l) of this Section 6.01, upon or in the same property theretofore subject thereto without increase in the amount or change in any direct or contingent obligor of the Indebtedness or other obligations secured thereby; and

(l) Liens securing obligations of the Borrower or its Subsidiaries under any Swap Agreements entered in in the ordinary course of business and not for speculative purposes;

(m) any other Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that such Indebtedness or other obligations of the Borrower or its Subsidiaries secured by any such Liens shall not exceed, at any time, in the aggregate, $250,000,000;

provided, however, that the Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any Equity Interests, assets or property of any of the Dutch Target Companies, or any Equity Interests of Easy Colombia S.A., Cencosud Shopping Centers S.A., Easy S.A., Cencosud Internacional Ltda., Cencosud Retail S.A. or Cencosud S.A. (Argentina).

SECTION 6.02. Prohibition of Fundamental Changes; Conduct of Business. (a) The Borrower shall not (i) enter into any merger or consolidation or amalgamation or reorganization, or sell or otherwise transfer or dispose of all or substantially all of its assets or the assets of the Borrower and its Subsidiaries, taken as a whole or (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Subsidiaries to liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and is continuing, (x) any Person may merge with and into a Loan Party in a transaction in which the Loan Party is the surviving entity, (y) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (z) any Subsidiary may merge with and sell or otherwise Dispose of assets to another Subsidiary.

(b) The Borrower and its Subsidiaries (including the Colombian Target Companies and their respective subsidiaries), considered as a whole, will continue to engage in businesses of the same general type as now conducted by the Borrower and its Subsidiaries and activities deemed in good faith by the board of directors of the Borrower to be reasonably related or complementary thereto.

(c) None of Dutch Target Companies shall engage in any business or activity or enter into any transaction other than (i) holding Equity Interests in the Colombian Target Companies, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to their respective shareholders, (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain their separate corporate structure, (v) incurring Indebtedness under the Guaranty Agreement and (vi) conducting all business and activities incidental to the foregoing.

SECTION 6.03. Restricted Payments. The Borrower will not declare or make any dividend, distribution or other Restricted Payment, unless required by law (including without limitation minimum distributions required in accordance with the Ley sobre Sociedades Anonimas of Chile).

SECTION 6.04. Limitation on Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition of any of its property, business or assets (including, without limitation, other payments and receivables, but excluding leasehold interests), whether now owned or hereafter acquired, except:

(a) Dispositions of inventory in the ordinary course of business;

(b) sales or discounts of accounts receivable in the ordinary course of business (including for financing purposes) for cash;

(c) any Disposition of any property or assets that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out;

(d) the disposition of all or substantially all of the assets of the Borrower and its Subsidiaries in a manner permitted pursuant to the provisions described under Section 6.02;

(e) the sale, lease or sub-lease of any real property in the ordinary course of business; and

(f) any Disposition or series of Dispositions of any property or asset of the Borrower or any Subsidiary not exceeding, individually or in the aggregate during the term of this Agreement, with other Dispositions actually made after the Effective Date pursuant to this Section 6.04(f), 15% of Consolidated Total Assets as of the date of such Disposition; provided that the consideration received for such property or assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower) and shall be paid in cash.

SECTION 6.05. Transactions with Affiliates. The Borrower shall not and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions in the ordinary course of business that are at the prices and on terms and conditions substantially as favorable to the Borrower or such Affiliate as could reasonably be obtained at that time from unaffiliated third parties in comparable arm’s length transactions; provided that the foregoing shall not apply to (i) transactions among Loan Parties and (ii) transactions permitted under Section 6.03.

SECTION 6.06. Restrictive Agreements. The Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the relevant Subsidiary to (a) pay dividends or make other distributions to the Borrower with respect to any shares of its capital stock or other equity interests or to (b) make or repay loans or advances to the Borrower or the Guarantor; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the date hereof (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (ii) restrictions under the Loan Documents, (iii) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary pending such Disposition, provided that such restrictions and conditions apply only to the Subsidiary that is to be Disposed of, (iv) restrictions imposed by applicable law, and (v) other customary restrictions and conditions that apply to any Subsidiary, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.07. Leverage Ratio. The Borrower will not permit the Leverage Ratio, at the end of any fiscal quarter (for the most recently completed period of four consecutive fiscal quarters ending at the end of such fiscal quarter), calculated based on the Financial Statements, to be greater than 5.25 to 1.0; provided that if an Acquisition Termination Fee Event shall have occurred, the Borrower will not permit the Leverage Ratio, at the end of any fiscal quarter ended after such occurrence (for the most recently completed period of four consecutive fiscal quarters ending at the end of such fiscal quarter), to be greater than 4.25 to 1.0.

SECTION 6.08. Debt to Net Worth Ratio. The Borrower will not permit the Debt to Net Worth Ratio at the end of any fiscal quarter (for the most recently completed period of four consecutive fiscal quarters ending at the end of such fiscal quarter), calculated based on the Financial Statements, to be greater than 1.2 to 1.0.

SECTION 6.09. Limitations Regarding Acquisition Escrow Agreement. The Borrower shall not, and shall not permit any of its Subsidiaries to: (i) amend, waive or otherwise modify or consent to any departure from any term of the Acquisition Escrow Agreement; (ii) permit, consent or enable the release of funds from the Acquisition Escrow Account, (A) to the Seller unless the Acquisition Escrow Release Conditions shall have been satisfied, or (B) to any other Person (including the Borrower or any of its Subsidiaries or any Target Company), except to the Administrative Agent in accordance with Section 2.07(c) hereof.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with this Agreement or any Loan Document, or any amendment or modification or waiver thereof or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, or any amendment or modification or waiver thereof or thereunder, shall prove to have been incorrect in any material respects when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Guarantor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) failure to maintain, in full force and effect, all governmental approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing material operations of the Borrower and its Subsidiaries taken as a whole;

(m) the Borrower shall fail to satisfy its obligations to fund or make financial contributions with respect to social security, pension or retirement plans, except where such failure to do so, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect;

(n) any government or Governmental Authority shall: (i) condemn, seize, nationalize, expropriate or otherwise appropriate (x) property, assets or interest of the Borrower or any Subsidiary which represent a substantial part of the consolidated property and assets, respectively, of the Borrower and its Subsidiaries taken as a whole, or (y) the stock of the Borrower or any Subsidiary which represent a substantial part of the consolidated property and assets of the Borrower and its Subsidiaries taken as a whole (in each case, with or without payment of compensation); or (ii) declare a general suspension of payments or a moratorium on the payment of any Indebtedness that would reasonably be expected to have a material adverse effect on the ability of the Borrower to repay its obligations under this Agreement or on the ability of any Guarantor to pay its obligations under the Guaranty Agreement; or

(o) (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be legal, valid, binding, enforceable or effective, (ii) any obligation or obligations of the Borrower or any Guarantor under any Loan Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interest of the Lenders under the Loan Documents, (iii) it is or becomes unlawful for the Borrower or any Guarantor to perform any of its obligations under the Loan Documents, (iv) the Borrower or any Guarantor contests in any manner the validity or enforceability of any Loan Document, or (v) the Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document;

(p) any security interest purported to be created by any Pledge Agreement shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Pledge Document) security interest in the securities, assets or properties covered thereby; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

SECTION 8.01. General Provisions.

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent or the Collateral Agent, as applicable as provided in this paragraph, the Administrative Agent or the Collateral Agent, as applicable may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Lead Arranger shall not, in its capacity as a Lead Arranger, have any obligation or responsibility to any party under this Agreement.

SECTION 8.02. Collateral Documents and Guaranty.

(a) Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty Agreement, the Collateral and the Collateral Documents. Subject to Section 9.02, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a Disposition of assets permitted by this Agreement or any other Loan Document, release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented or (ii) release any Guarantor from the Guaranty Agreement in connection with a Disposition with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, Collateral Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other Disposition.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) have been paid in full, and all Commitments have terminated or expired, upon request of Borrower, Collateral Agent shall, upon instruction from the Administrative Agent, take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(e) Parallel Debt. (i) The Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount due by it in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of the Borrower under this Section 8.02(e) is to be referred to as its “Parallel Debt”.

(ii) The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required.

(iii) Each of the parties to this Agreement hereby acknowledges that:

(a) the Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(b) the Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from the Borrower,

it being understood, in each case, that pursuant to this Section 8.02(e) the amount which may become payable by the Borrower as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(iv) To the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt, the Collateral Agent shall distribute that amount in accordance with Section 2.13 of this Agreement as if received by it in payment of the Corresponding Obligations. Upon irrevocable receipt by the Collateral Agent of any amount in payment of the Parallel Debt (a “Received Amount”), the Corresponding Obligations shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Collateral Agent as a payment of the Corresponding Obligations on the date of receipt by the Collateral Agent of the Received Amount.

(v) For the purpose of this Section 8.02(e), but subject to paragraph (iv) above, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Cencosud S.A., Avenida Presidente Kennedy 9001, Piso 6, Las Condes, Santiago de Chile, Attention of Juan Manuel Parada, Dario Amenábar and Santiago Mangiante (Telecopy No. (562) 959-0070);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Demetra Mayon (Telecopy No. (713) 750-2358); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof or of any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement or release all or substantially all of the Pledged Stock from the security interest created under the Collateral Documents; provided further that without the written consent of each Lender (other than any Defaulting Lenders), no such agreement may change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder, including but not limited to the provisions set forth in Section 2.15, without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Lead Arranger, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Documents, the Escrow Agreements or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated, and including reasonable fees, disbursements and other charges of counsel), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, the other Loan Documents, the Escrow Agreements, or in connection with the Loans, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, costs and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than any natural person or the Borrower or any of its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans and the Promissory Notes at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, unless under applicable law in effect on the date of such assignment, the rate at which withholding tax would be imposed under Chilean law on a payment of interest from the Borrower to such Person would exceed the rate applicable to a payment from the Borrower to the assigning Lender; provided further that notwithstanding the prior clause, if an Event of Default has occurred and is continuing, the Borrower’s consent to any assignment shall not be required; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to above in this paragraph (b) and any written consent to such assignment required by paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.13(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) In furtherance of the foregoing, if requested by the assigning Lender and upon notice to the Borrower of any such assignment, the Borrower and Cencosud Retail shall deliver to the assigning Lender, in exchange for the Promissory Notes, acknowledgements of debt and surety and joint and several liability agreements (as applicable) previously delivered by the Borrower and Cencosud Retail to the assigning Lender, either (x) appropriately completed Promissory Notes duly executed as aval by Cencosud Retail, evidencing the assignee’s assigned Loans or (y) an acknowledgment of debt (Reconocimiento de Deuda) executed by the Borrower and a surety and joint and several liability agreement (fianza y codeuda solidaria) executed by Cencosud Retail, evidencing the assignee’s assigned Loans and aval by Cencosud Retail, in form and substance satisfactory to such assignee Lender and, upon the request of the assigning Lender, if the assigning Lender has retained a portion of its Loans, the Borrower shall execute and deliver to such Lender either (x) an allonge (hoja de prolongación) of the applicable Promissory Note previously delivered by the Borrower to the assigning Lender, amending the principal amount stated therein reflecting the principal amount of the Loans retained by the assigning Lender or (y) a replacement Promissory Note or Promissory Notes duly executed as aval by Cencosud Retail reflecting the principal amount of the Loans retained by the assigning Lender (such Note or Notes to be in exchange for, but not in payment of, the Promissory Note(s), if any, held by such Lender) or (z) an acknowledgment of debt (Reconocimiento de Deuda) reflecting the principal amount of the Loans retained by the assigning Lender and a surety and joint and several liability agreement (fianza y codeuda solidaria) executed by Cencosud Retail, in form and substance satisfactory to such assigning Lender; provided, that the Borrower shall not be obligated to issue new Promissory Notes or replacement Promissory Notes pursuant to this Section 9.04(b) unless the assignee Lender (in the case of a new Promissory Note) and the assigning Lender (in the case of a replacement Promissory Note) shall have agreed to be liable for the amount of any applicable Chilean stamp tax that may result from the Borrower’s delivery of such new Promissory Note or replacement Promissory Note.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than a natural person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under

Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11, 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements regarding the syndication of the facility provided under this Agreement and fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings (other than such letter agreements), oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby appoints CT Corporation System, with an office currently located at 111 Eighth Avenue, New York, New York 10011, as its agent for service of writs, process and summonses in any matter, suit, action or proceeding in any matter related to this Agreement or the other Loan Documents (the “Process Agent”), and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date. If the Process Agent shall cease to serve as agent for the Borrower to receive service of process hereunder, the Borrower shall promptly appoint a successor agent reasonably satisfactory to the Administrative Agent. The Borrower hereby further (i) irrevocably consents to the service of process in any suit, action or proceeding in any court referred to in paragraph (b) of this Section by the mailing thereof by the Administrative Agent by registered or certified mail, postage prepaid, to the Borrower at its address set forth in Section 9.01, and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

(d) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any governmental or regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or other similar transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16. Waiver of Immunities. To the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under the Loan Documents. The Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 9.17. Judgment Currency. The obligation of the Borrower hereunder to make payments in U.S. dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. dollars except to the extent to which such tender or recovery shall result in the actual receipt by the Administrative Agent and/or the Lenders of the full amount of U.S. dollars expressed to be payable hereunder, and the Borrower shall indemnify the Lenders (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of U.S. dollars expressed to be payable hereunder and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder. The foregoing provisions of this Section 9.17 shall not apply to any payments hereunder in respect of obligations that have been redenominated into a currency other than U.S. dollars as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States, which obligations shall, for purposes of this Agreement, be deemed to remain denominated in U.S. dollars and payable to Lenders in accordance with the first sentence of this Section 9.17.

SECTION 9.18. International Banking Facilities. Certain Lenders intend to book extensions of credit hereunder on the books and records of their respective international banking facilities, which will constitute an extension of credit within the meaning of Section 204.8(a)(3) of Regulation D. Accordingly, pursuant to Regulation D, the Borrower acknowledges that such Lenders have notified it that it is the policy of the Board that extensions of credit by international banking facilities may be used only to finance operations outside of the United States of borrowers or their affiliates which are located outside the United States. The Borrower hereby agrees to comply with such directives.

SECTION 9.19. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.20. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, on behalf of itself and the Guarantor, acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arranger are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arranger, on the other, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) each of the Administrative Agent, each Lender and the Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their Affiliates, or any other Person; and (iii) the Administrative Agent, each Lender and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent, any Lender nor any Lead Arranger has any obligation to disclose any of such interests to any Loan Party or any of their Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENCOSUD S.A.,

By
	Name:	Juan Manuel Parada
	Title:	CFO

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent,

By
	Name:	Christophe Vohmann
	Title:	Executive Director

[Signature Page to Credit Agreement]